Exhibit 99.1

Company Contact:	Mali Shrinivas Chief Financial Officer (310) 460-0050

FOR IMMEDIATE RELEASE

Investor Relations:	Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

MOSSIMO, INC. REPORTS FIRST QUARTER FISCAL 2004 RESULTS

Santa Monica, California, May 12, 2004—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the first quarter ended March 31, 2004.

Mossimo, Inc. reported first quarter 2003 revenue increased to 6.3% to $6.2 million compared to $5.9 million for the same period last year.  The Company reported first quarter net earnings of $1.2 million compared to net earnings of $1.4 million for the same period last year, and diluted earnings per share of $0.08 compared to diluted earnings per share of $0.09 for the same period last year. Pre-tax net earnings were $2.0 million, or $0.13 per diluted share in the first quarter of 2004, compared to pre-tax net earnings of $2.3 million, or $0.15 per diluted share in the first quarter of 2003.

Mossimo Giannulli, Chairman and Chief Executive Officer stated, “We are pleased with our performance during the quarter and current momentum of our business. We continue to make positive strides at Target and Zellers and the recent launch of Mossimo in Mexico was very well-received. In addition, the initial feedback from retailers regarding Modern Amusement has been very encouraging and we are excited about the brand’s potential for growth.”

Edwin Lewis, Vice Chairman and President concluded, “These results represent a solid start to the new year and underscore the positive trends in our business. We are enthusiastic about our prospects and remain focused on further capitalizing on the many opportunities we have created in the marketplace.”

In March 2000, the Company entered into a major, multi-product trademark license and design services agreement with Target Corporation (NYSE: TGT).  As a result of the Target Agreement, the Company now operates as a licensor and a design studio, and no longer manufactures sources or directly markets its products.

Founded in 1987, Mossimo, Inc. is a designer and licensor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10-Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.
CONDENSED / CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

Unaudited

	March 31, 2004	December 31, 2003

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,628	$9,707
Restricted cash	—	4,585
Accounts receivable	5,464	2,007
Deferred income taxes	2,307	3,071
Prepaid expenses and other current assets	602	282
Total current assets	15,001	19,652

PROPERTY AND EQUIPMENT, net	998	480
DEFERRED INCOME TAXES	5,973	6,037
GOODWILL	324	—
OTHER ASSETS	46	244
	$22,342	$26,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$211	$525
Accrued liabilities	532	1,513
Accrued commissions	745	5,251
Accrued bonuses	652	112
Total current liabilities	2,140	7,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—-
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 at March 31, 2004 and at December 31, 2003	15	15
Additional paid-in capital	39,763	39,763
Accumulated deficit	(19,576)	(20,766)
Stockholders’ equity	20,202	19,012
	$22,342	$26,413

MOSSIMO, INC.

CONDENSED / CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

Unaudited

	For The Three Months Ended March 31,
	2004	2003

REVENUE FROM LICENCE ROYALTIES AND DESIGN SERVICE FEES	$6,210	$5,868

RETAIL REVENUES	26	—
Total Revenues	6,236	5,868

COST OF RETAIL REVENUES	13	—
	6,223	5,868

OPERATING EXPENSES:

Selling, general and administrative	4,213	3,526

Operating earnings	2,010	2,342

INTEREST INCOME (EXPENSE), net	27	(14)

Earnings before income taxes	2,037	2,328

Provision for income taxes	847	930

Net earnings	$1,190	$1,398

Net earnings per common share:
Basic	$0.08	$0.09

Diluted	$0.08	$0.09

Weighted average common shares outstanding:
Basic	15,738	15,491

Diluted	15,771	15,657